Exhibit (a)(5)(d)

News Release

Investor Relations Contact:

Douglas S. Sharp

Senior Vice President of Finance,

Chief Financial Officer and Treasurer

281-348-3232

News Media Contact:

Jason Cutbirth

Senior Vice President of Marketing

281-312-3085

jason.cutbirth@insperity.com

Insperity Announces Final Results of Dutch Auction Tender Offer

HOUSTON – Dec. 28, 2012 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced the final results of its modified “Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on Dec. 21, 2012.

Insperity has accepted for purchase 80,983 shares of its common stock at a price of $31.00 per share for a total cost of approximately $2.5 million, excluding fees and expenses relating to the tender offer. The shares purchased pursuant to the tender offer represent approximately 0. 3 percent of the total number of shares issued and outstanding as of Dec. 26, 2012. We funded the purchase of the shares in the tender offer from cash on hand.

Computershare Trust Company, N.A., the depositary for the tender offer, will promptly pay for the shares of common stock accepted for purchase. Payment for the shares will be made in cash, without interest. Upon completion of the tender offer, we have approximately 25.6 million shares of common stock issued and outstanding.

As noted in the Offer to Purchase, we may purchase additional shares in the future in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. However, under applicable securities laws, we may not repurchase any shares until after Jan. 8, 2013. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the tender offer, our business and financial position and general economic and market conditions.

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Insperity, Inc.

Georgeson Inc. serves as information agent for the tender offer. The dealer manager for the tender offer is Robert W. Baird & Co. Incorporated. Questions and requests for assistance may be directed to the information agent at (800) 509-0917 (toll free) or the dealer manager at (414) 298-7382.

About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 26 years, provides an array of human resources and business solutions designed to help improve business performance. InsperityTM Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce OptimizationTM solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2011 revenues of $2 billion, Insperity operates in 56 offices throughout the United States. For more information, visit http://www.insperity.com.

Information on Forward Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, including the completion of the offer. Although Insperity believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to Insperity and the forward-looking statements are found in Insperity’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and Sept. 30, 2012, which is available free of charge on the SEC’s web site at http://www.sec.gov. Insperity expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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